Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Eagle US 2 LLC Employee Savings Plan for Salaried Employees and the Eagle US 2 LLC Employee Savings Plan for Certain Collective Bargaining Employees  of our reports dated February 28, 2013, with respect to the consolidated financial statements and schedule of Axiall Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Axiall Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 23, 2013